UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2024

Magnachip Semiconductor Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34791	83-0406195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Magnachip Semiconductor, Ltd. 15F, 76 Jikji-daero 436beon-gil, Heungdeok-gu Cheongju-si, Chungcheongbuk-do, 28581, Republic of Korea	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +82 (2) 6903-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 16, 2024, Magnachip Semiconductor, Ltd., a Korean limited liability company (“MSK”) and indirect wholly-owned subsidiary of Magnachip Semiconductor Corporation (the “Company”), executed a Standard Credit Agreement (together with its General Terms and Conditions, the “Equipment Financing Credit Agreement”) with Korea Development Bank (“KDB”). In connection with the Equipment Financing Credit Agreement, on December 16, 2024, MSK also entered into a Kun-Pledge Agreement (the “Equipment Pledge Agreement”) with KDB with respect to the pledge by MSK in favor of KDB of certain machinery and equipment currently owned by MSK, which are located in its fabrication facility located in Gumi, Korea (“Fab 3 machinery and equipment”).

The Equipment Financing Credit Agreement provides for loans for MSK’s capital expenditures (the “CAPEX Loans”) up to an aggregate of KRW 38,000,000,000 ($26.5 million based on the KRW/USD exchange rate of KRW1,432.7:$1 as of December 16, 2024 as quoted by KEB Hana Bank), which will be funded directly to capital expenditure supply vendors by KDB upon the submission of a request form by MSK with the necessary evidence such as purchase agreement, invoice and other documentation, as applicable.

The Equipment Financing Credit Agreement and the related availability of CAPEX Loans allow MSK to allocate its own funds that would have otherwise been used for certain capital expenditures toward other operational needs and initiatives, enhancing financial flexibility and optimizing resource allocation to support the exploration and execution of strategic decisions.to enhance shareholder value.

The Company has previously disclosed its intention that, from time to time, MSK may make special investments to enhance manufacturing capabilities by investing in new equipment to expand the Gumi facility, which the Company expects will have a positive impact on its enhanced Power product lineup, future new product development and revenue. The Company has a pipeline of new Power products including IGBT and SuperJunction MOSFETs that it expects to begin to contribute to wafer starts in its Gumi fabrication facility over the course of 2025 and beyond.

The CAPEX Loans will bear interest at a variable rate equal to the 3-month CD rate quoted by KDB, plus 0.68%, which rate is adjusted quarterly. The initial interest rate on CAPEX Loans was 3.97% per annum. CAPEX Loans mature in 10 years from the initial loan disbursement date (the “Maturity Date”), with an initial 2-year (measured from the first loan disbursement date) interest-only payment period during which only interest is paid monthly, followed by 8 years of amortizing payments where the principal is repaid in equal installments every 3 months and interest is paid monthly. The Equipment Financing Credit Agreement contains customary representations of MSK in connection with the execution of the agreement and with each borrowing of CAPEX Loans and customary terms and conditions for a secured equipment financing loan of this type in Korea. All obligations of MSK under the Equipment Financing Credit Agreement and CAPEX Loans are secured by certain Fab 3 machinery and equipment pursuant to the Equipment Pledge Agreement.

Each CAPEX Loan is prepayable prior to the Maturity Date; provided, however, if the prepayment is made within 3 years from the initial loan disbursement date (the “Three-year Term”), MSK shall pay a prepayment penalty above the principal amount determined by a formula equal to the number of days remaining to the end of the Three-year Term on the prepayment date multiplied by 1.2%, divided by the number of days in the Three-year Term.

The Equipment Financing Credit Agreement and Equipment Pledge Agreement are governed by Korean law and documented in the Korean language. The foregoing description of the Equipment Financing Credit Agreement and Equipment Pledge Agreement is qualified in its entirety by reference to the full text of the Equipment Financing Credit Agreement and Equipment Pledge Agreement, which the Company expects to file with the applicable English language summary or translation, as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2024	MAGNACHIP SEMICONDUCTOR CORPORATION

	By:	/s/ Theodore Kim
	Name:	Theodore Kim
	Title:	Chief Compliance Officer, General Counsel and Secretary